Exhibit 4.1

CIM INCOME NAV, INC.
SECOND AMENDED AND RESTATED MULTIPLE CLASS PLAN
Effective as of February 28, 2020

I.	Introduction
As required by Section 5.2.5 of CIM Income NAV, Inc.’s (the “Corporation”) Second Articles of Amendment and Restatement, as amended (“Charter”), and effective as of the date set forth above, the Corporation’s board of directors (the “Board”) adopted this Amended and Restated Multiple Class Plan (the “Plan”) to establish certain features of the Class D Shares, the Class T Shares, the Class S Shares and the Class I Shares. Each capitalized term in this Plan not otherwise defined herein has the same meaning as that set forth in the Charter.
In addition to the terms of the Class D Shares, the Class T Shares, the Class S Shares and the Class I Shares described in the Charter, each class of Common Shares shall have the features described below.

II.	Multiple Class Structure

A.	Commissions and Fees Payable to the Dealer Manager and Financial Intermediaries

1.	Upfront Selling Commissions.

a.	Each Class T Share issued in an Offering may be subject to a Selling Commission of up to 3.0% of the transaction price of each Class T Share sold in the primary offering.

b.	Each Class S Share issued in an Offering may be subject to a Selling Commission of up to 3.5% of the transaction price of each Class S Share sold in the primary offering.

c.
Stockholders will not pay a Selling Commission on Class D Shares, Class T Shares, Class S Shares or Class I Shares when purchasing shares of any such class pursuant to the Corporation’s distribution reinvestment plan.

d.	No Class D Share or Class I Share sold in an Offering shall be subject to a Selling Commission.

2.
Upfront Dealer Manager Fees. With respect to each Class T Share, CCO Capital, LLC (the “Dealer Manager”) may be entitled to an upfront fee (as described in the Corporation’s Prospectus, the “Dealer Manager Fee”) of 0.5% of the transaction price per Class T Share. The sum of the Selling Commission and the Dealer Manager Fee with respect to the Class T Shares will not exceed 3.5% of the transaction price. No Class D Share, Class S Share or Class I Share sold in an Offering shall be subject to a Dealer Manager Fee. Stockholders will not pay a Dealer Manager Fee with respect to the Class D Shares, Class T Shares, Class S Shares or Class I Shares when purchasing shares of any such class pursuant to the Corporation’s distribution reinvestment plan.

3.	Annual Stockholder Servicing Fees.

a.
With respect to the Class D Shares, the Dealer Manager may be entitled to a stockholder servicing fee (as described in the Corporation’s Prospectus, the “Stockholder Servicing Fee”) equal to 0.25% per annum of the aggregate Net Asset Value per Class D Share.

b.
With respect to the Class T Shares, the Dealer Manager may be entitled to a Stockholder Servicing Fee equal to 0.85% per annum of the aggregate NAV of the Corporation’s outstanding Class T Shares, consisting of an advisor Stockholder Servicing Fee of 0.65% per annum, and a Stockholder Servicing Fee of 0.20% per annum, of the aggregate Net Asset Value per Class T Share.

c.	With respect to the Class S Shares, the Dealer Manager may be entitled to a Stockholder Servicing Fee equal to 0.85% per annum of the aggregate Net Asset Value per Class S Share.

d.	No Class I Share sold in an Offering shall be subject to a Stockholder Servicing Fee.

4.
Fee Limit. The Dealer Manager will not be entitled to any additional Stockholder Servicing Fees with respect to any Class D Shares, Class T Shares and Class S Shares held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total Selling Commissions, Dealer Manager Fees, and Stockholder Servicing Fees paid with respect to such Common Shares would exceed, in the aggregate, 8.75% (or, in the case of Shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under the Company’s distribution reinvestment plan with respect thereto).

5.
Fees Prior to Reclassification. For sales of the Corporation’s Class W shares, Class A shares and Class I shares prior to the reclassification of such shares on November 27, 2018, for which the Corporation previously agreed to pay the Dealer Manager (i) an ongoing dealer manager fee equal to 0.55% per annum of the aggregate NAV of the outstanding Class W shares, (ii) an ongoing dealer manager fee equal to 0.55% per annum of the aggregate NAV of outstanding Class A shares and a distribution fee equal to 0.50% per annum of the aggregate NAV of the outstanding Class A shares and (iii) an ongoing dealer manager fee equal to 0.25% per annum of the aggregate NAV of the outstanding Class I shares, pursuant to the Second Amended and Restated Dealer Manager Agreement dated as of February 10, 2017 (the “Prior Agreement”), the Corporation and the Dealer Manager agree that the stockholder servicing fees payable to the Dealer Manager with respect to the Shares under the Fourth Amended and Restated Dealer Manager Agreement dated as of the date hereof shall fully satisfy the Corporation’s obligations with respect to the payment of ongoing fees to the Dealer Manager under the Prior Agreement. For the avoidance of doubt, if such stockholder servicing fees do not cover the full amount of the Company’s obligations with respect to the payment of ongoing fees to the Dealer Manager under the Prior Agreement, then the Dealer Manager will not be entitled to any additional compensation in respect of any such fees payable to the Dealer Manager under the Prior Agreement.

B.	Expense Allocation

1.
General. Subject to Part II.B.2. hereof, the officers of the Corporation, or a person duly appointed by the officers of the Corporation, will track all expenses of the Corporation and allocate expenses to a specific class of Common Shares if (i) an expense is actually incurred in a different amount by such class of Common Shares or (ii) such class of Common Shares receives services of a different kind or to a different degree than the other classes of Common Shares (the expenses described in clauses (i) and (ii) shall hereinafter be referred to as “Class Specific Expenses”). For example, certain organizational and offering expense reimbursements that are Class Specific Expenses will be allocated to the class of Common Shares that incurred such expense. Such expenses include, but are not limited to, costs to print and mail a prospectus regarding a class of Common Shares, legal costs to authorize a class of Common Shares and legal costs to register a class of Common Shares. Class Specific Expenses may also include fees and expenses for services for a class of Common Shares such as account setup, maintenance and recordkeeping. All other expenses that are not Class Specific Expenses will be allocated to each class of Common Shares as described below; provided, however, that no expense not expressly provided for herein shall be treated as a Class Specific Expense if the officers of the Corporation, or a person duly appointed by the officers of the Corporation, determines after consultation with the Corporation’s tax advisors that such treatment as a Class Specific Expense could jeopardize the Corporation’s ability to qualify as a REIT. In no event shall Class Specific Expenses include expenses described in Part II.B.2. hereof.

2.	Non-Class Specific Expenses.

a.
Non-Class Specific organization and offering expense reimbursements. Organizational and offering expense reimbursements that are not Class Specific Expenses will be allocated to each class of Common Shares on a pro rata basis based on the net asset value attributable to each class of Common Shares. Such expenses include, but are not limited to, costs to advertise an Offering, costs to print and mail marketing materials, and costs to sponsor broker-dealer educational seminars.

b.
Advisory fee. The amount of advisory fee accrued daily, and payable monthly in arrears, to each class of Common Shares will be determined by applying the advisory fee rate to the Net Asset Value of each class of Common Shares.

c.
Performance fee. The Advisor will be entitled to a performance fee calculated on the basis of the total return to Stockholders of each class of Common Shares, payable annually in arrears, such that for any year in which the total return on the Stockholders’ capital, which will be calculated separately for each class of Common Shares, exceeds 5.00% per annum, the Advisor will be entitled to 12.50% of the amount by which such total return exceeds any un-recouped total return in previous years, and as more fully described in the Second Amended and Restated Advisory Agreement dated November 27, 2018 by and among the Corporation, CIM Income NAV Operating Partnership, LP and the Advisor. The amount of the performance fee allocated to a class of Common Shares will be the amount of the performance fee calculated for such class of Common Shares described in the previous sentence.

d.
Acquisition and operating expense reimbursements. All acquisition and operating expense reimbursements, or other fees and expenses related to the management of the Corporation’s assets, will be allocated to each class of Common Shares on a pro rata basis based on the Net Asset Value attributable to each class of Common Shares.

3.
Other expenses. The Corporation may incur other expenses (the “Other Expenses”) not specifically addressed herein. In such cases, the officers of the Corporation, or a person duly appointed by the officers of the Corporation, will allocate Other Expenses to a specific class of Common Shares if such expenses are Class Specific Expenses. Class Specific Expenses will not include advisory or custodial fees or other fees and expenses related to the management of the Corporation’s assets. Other Expenses that are not Class Specific Expenses will be allocated to each class of Common Shares on a pro rata basis based on the Net Asset Value attributable to each class of Common Shares.

4.	Timing of Allocation. Expenses shall be allocated to each class of Common Shares at the same time as all other classes of Common Shares.
III.Amendments
The Plan may not be materially amended unless approved by a majority of the entire Board, including a majority of the Independent Directors.